Exhibit 10.2

February 15, 2008

VIA ELECTRONIC DELIVERY

Mr. Thomas E. O’Keefe

Senior Vice President/General Counsel

Ruth’s Chris Steak House, Inc.

500 International Parkway, Suite 100

Heathrow, Florida 32746

Re:	Asset Purchase Agreement dated November 6, 2007

Dear	Tom:

Pursuant to the discussions between representatives of Ruth’s Chris Steak House, Inc. (“Purchaser”) and Cameron Mitchell Restaurants, LLC (“Seller”), Purchaser and Seller hereby enter into this Letter Agreement, and hereby agree to the following amendments and/or clarifications to the terms of the Asset Purchase Agreement (“APA”):

1. Seller and Purchaser understand and agree that the Acquired Assets to be sold, transferred, conveyed, assigned and delivered to Purchaser at the Closing shall include the Birmingham, Michigan Class C liquor license and Sunday Sales Permit issued by the Michigan Liquor Control Commission, which is currently located in escrow at 139 S. Old Woodard, Birmingham, Michigan 48009, in the name of Midtown Café, Inc. and the aforedescribed license (including the conveyance thereof) is subject to all applicable representations, warranties and covenants under the APA.

2. Seller and Purchaser agree that the Purchase Price, as set forth in Section 2.2 of the APA, is reduced from the sum of Ninety Four Million Dollars ($94,000,000.00) to Ninety Two Million Dollars ($92,000,000.00), subject to such further adjustments as may be required under Section 2.3 of the APA. In lieu of any further reduction in the Purchase Price (other than any adjustment under Section 2.3 of the APA), (a) Seller will agree to provide shared services to Purchaser under the Shared Services Agreement post-closing without the payment of the Shared Services Fee in the amount of Five Hundred Thousand Dollars ($500,000.00) thereunder; provided, Purchaser shall reimburse Seller for Seller’s out-of-pocket expenses incurred in connection with Seller’s performance under the Shared Services Agreement and (b) Cameron Mitchell shall enter into and comply with the terms of the Consulting and Non-Compete Agreement without the payment of the Engagement Fee thereunder in the amount of One Million Sixty Two Thousand Five Hundred Dollars ($1,062,500.00). The form of the Shared Services

Mr. Thomas E. O’Keefe

February 15, 2008

Agreement, the form of Liability Escrow Agreement, and the form of the M. Cameron Mitchell Consulting and Non-Compete Agreement attached to the APA as Exhibit C, Exhibit H and Exhibit J, respectively, shall be modified accordingly prior to execution on the Closing Date.

3. Seller understands that Purchaser has completed all due diligence relating to the Closing for the transactions contemplated by the APA, that no additional due diligence is required by Purchaser prior to the Closing, and that, absent notice by Seller, subsequent to the execution of this Letter Agreement, of developments that may materially impact Seller’s representations and/or warranties in the APA, Purchaser is prepared to proceed with the Closing subject to the terms and conditions of the APA.

4. Seller and Purchaser understand and agree that the reduction in the Purchase Price and the other agreements set forth in paragraph 2 above are expressly based on Purchaser’s agreement and covenant that Purchaser will release in full and covenant not to assert any claim (including any claim for Damages under Section 7.2 of the APA and/or any claim under Section 7.4 of the APA) related to the disclosure to Purchaser of Seller’s accounting treatment and presentation of marketing expenditures in any financial information previously provided to Purchaser including (a) the Financial Statements as defined by the APA, (b) the Evaluation Material as defined by the parties’ August 6, 2007 letter agreement, and/or (c) any unaudited interim balance sheets, income statements or other financial information provided by Seller (or its representatives) to Purchaser; provided, however, all other claims under Section 7.2 of the APA are expressly reserved by Purchaser.

5. Section 5.1(m) of the APA is hereby deleted and replaced in its entirety with the following:

“Seller shall deliver to Purchaser not less than three business days prior to the Closing Date the audited (combined) consolidated annual financial statement of Seller doing business as “Mitchell’s Steakhouse,” “Cameron’s Steakhouse” (excluding the Cameron’s Steakhouse located in Glendale (Milwaukee, WI) and the Mitchell’s Steakhouse located at Crosswoods (Columbus, OH; relocated to Polaris, Columbus, OH)), “Mitchell’s Fish Market” and “Columbus Fish Market” for the period ending December 31, 2006.”

6. Seller and Purchaser understand and agree that (a) any of the Shared Liabilities for which the Seller is obligated to reimburse the Purchaser on or after the Closing Date pursuant to Sections 2.6 and 2.7 of the APA (including, without limitation, any common area maintenance fees payable under real property leases), shall not be subject to the indemnification limits set forth in Section 7.6(a) of the APA and (b) Seller shall reimburse Purchaser on demand for any amounts paid by Purchaser as a result of the Ohio Sales Tax audit and such reimbursement obligation of Seller shall not be subject to the indemnification limits set forth in Section 7.6(a) of the APA.

7. Seller and Purchaser acknowledge and agree that Seller has satisfied the closing condition set forth in Section 8.1(d) of the APA in so far, and only in so far, as the requirement for delivery of the lien searches described therein. Seller represents and warrants there have been

Mr. Thomas E. O’Keefe

February 15, 2008

no additional lien filings affecting the Acquired Assets since the effective dates of the lien search reports delivered to Purchaser other than in the ordinary course of business and all such additional lien filings will be terminated at Closing.

Purchaser and Seller intend to close the transactions contemplated by the APA as of 11:59 p.m. local Columbus, Ohio time on February 19, 2008 (the “Effective Time”). As of the date hereof, Purchaser and Seller reasonably believe that the conditions precedent to closing in Section 2.9 and Article VIII of the APA will be satisfied prior to the Effective Time; although, Purchaser and Seller acknowledge that not all conditions precedent have been satisfied at this time. If the contemplated transactions do not close on or before February 29, 2008, this Letter Agreement shall become null and void, and the parties’ respective rights and claims shall arise solely from the APA without regard to this Letter.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

Purchaser and Seller each acknowledges and agrees that this Letter Agreement constitutes the binding agreement of the parties hereto with respect to its subject matter and can be executed in multiple counterparts. Because this Letter Agreement amends various provisions of the Asset Purchase Agreement, we request each Intervener also execute this Letter Agreement.

Please indicate your agreement with the foregoing by executing this Letter Agreement in the space provided below. This Letter Agreement shall be effective upon delivery by Purchaser to Seller on or before February 15, 2008 at 8 p.m. EST.

[the remainder of this page intentionally left blank; signature page follows]

Mr. Thomas E. O’Keefe

February 15, 2008

CAMERON MITCHELL RESTAURANTS, LLC

By:	CMR Management Inc.
Its:	Manager

By:	/s/ M. Cameron Mitchell
M. Cameron Mitchell, President

Accepted and agreed as of the date first written above:

RUTH’S CHRIS STEAK HOUSE, INC.

By:	/s/ Thomas E. O’Keefe
Thomas E. O’Keefe
Senior Vice President/General Counsel

/s/ M. Cameron Mitchell
M. Cameron Mitchell, as Intervener

1245 PROPERTIES, LLC, As intervener

By:	/s/ M. Cameron Mitchell
M. Cameron Mitchell
Authorized Agent

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